Exhibit 99.1

SAFETY ANNOUNCES AGREEMENT WITH MASSACHUSETTS ATTORNEY GENERAL

Boston, Massachusetts, January 14, 2010.  Safety Insurance Group, Inc. (NASDAQ:SAFT) announced today it has reached an agreement with the Massachusetts Attorney General’s office to change the way in which it calculated motorcycle insurance premiums for certain types of coverage dating back to January 1, 2002.  Policyholders whose premiums would have been greater under the method agreed with the Attorney General will not be billed for additional premiums.  Policyholders who would have been charged less will receive a refund in exchange for a release of any claims they might have against Safety related to the premium calculations.

According to Safety’s outside counsel, Peter Rice, “Although we disagreed with the Attorney General on a number of points, we believe that after extensive discussions Safety has arrived at a resolution of the issue and an agreement with the Attorney General’s office that provides for the best interests of Safety’s policyholders.  Safety had followed standard practices generally used by many Massachusetts insurance companies to calculate appropriate premiums for motorcycle coverages.  It cooperated fully with the Attorney General’s review of those industry-wide practices and participated in the development of the new method.”

Safety is working with the Attorney General’s office to identify the policies on which refunds will be issued and the amount of the refunds to each individual policyholder.  Safety will notify policyholders of the amount of any refunds offered and, upon receipt of the appropriate releases from the policyholders, intends to issue the refund checks in August 2010.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.  For more information, visit SafetyInsurance.com.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com